Exhibit 99.2

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

EMPLOYEE INDUCEMENT AWARDS PURSUANT TO

NEW YORK STOCK EXCHANGE RULE 303A.08

Minneapolis, MN, January 17, 2017 — Christopher & Banks Corporation (NYSE: CBK) announced today that, in conjunction with its recent hiring of Mr. Joel Waller as interim President and Chief Executive Officer (“CEO”), the Board of Directors granted to Mr. Waller performance-based restricted stock and non-qualified stock options as an inducement to his hiring.  The non-qualified stock option consists of a grant of 375,000 shares of the Company’s Common Stock, with an exercise price representing today’s closing price on the New York Stock Exchange (“NYSE”) of one share of the Company’s Common Stock, Mr. Waller’s first day of employment.  The option will vest upon the earlier to occur of:  (i) January 17, 2018, (ii) the date on which the Company has hired a permanent CEO, and (iii) the termination of Mr. Waller’s employment without cause in connection with a change in control of the Company.  The stock option will have a five-year term and will be exercisable after vesting and also following Mr. Waller’s employment termination (assuming such termination is not for cause, death or disability) for the lesser of (i) three years following Mr. Waller’s employment termination date and (ii) the remaining term of the option.

In addition, Mr. Waller was issued a performance-based restricted stock award today of 200,000 shares of the Company’s Common Stock.  100,000 of such shares shall vest in full if the closing price on the NYSE of one share of the Company’s Common Stock equals or exceeds $3.00 on any date prior to the “Vesting Date” (as defined below); if the closing price does not reach $3.00 prior to the Vesting Date, then this tranche of shares will be forfeited. The other 100,000 share tranche shall vest in full if the closing price on the NYSE of a share of the Company’s Common Stock equals or exceeds $4.00 on any date prior to the Vesting Date; if the closing price does not reach $4.00 prior to the Vesting Date, then this tranche of shares will be forfeited.   “Vesting Date” means the twelve-month anniversary of Executive’s last date of service as Interim CEO.

These stock awards have been granted outside the terms of the Company’s 2014 Stock Incentive Plan in reliance on the employment inducement award exemption under the NYSE’s Listed Company Manual Rule 303A.08.  Pursuant to the rule, the Company is issuing this press release.

In approving these stock awards, the Board believes that the grants are appropriate and competitive in light of Mr. Waller’s extensive retail experience and background.  In addition, the awards are intended to achieve the goal of creating a strong incentive for Mr. Waller to drive superior performance for the benefit of the Company and its stockholders.  These stock awards are made with the understanding that they are lieu of any future grants of equity awards to Mr. Waller while serving as interim President and CEO.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories.  As of January 17, 2017, the Company operates 499 stores in 45 states consisting of 315 MPW stores, 82 Outlet stores, 52 Christopher & Banks stores, and 50 stores in its women’s plus size clothing division CJ Banks.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

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COMPANY CONTACT:

Peter G. Michielutti

Executive Vice President,

Chief Operating Officer and

Chief Financial Officer

(763) 551-5000

INVESTOR RELATIONS CONTACT:

Jean Fontana

ICR, Inc.

(646) 277-1214